DATED: September 21, 2017

FIRST AMENDED SCHEDULE A

TO THE

AMENDED and RESTATED INVESTMENT ADVISORY AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST

AND

J O HAMBRO CAPITAL MANAGEMENT LIMITED

Name of Fund	Compensation*
JOHCM International Select Fund	Annual rate of 0.89 % of the average daily net assets of the Fund.

JOHCM Emerging Markets Opportunities Fund	Annual rate of 1.05 % of the average daily net assets of the Fund.

JOHCM Global Equity Fund	Annual rate of 0.95 % of the average daily net assets of the Fund.

JOHCM International Small Cap Equity Fund	Annual rate of 1.05 % of the average daily net assets of the Fund.

JOHCM Asia Ex-Japan Fund	Annual rate of 1.09% of the average daily net assets of the Fund.

JOHCM Emerging Markets Small Mid Cap Equity Fund	Annual rate of 1.30% of the average daily net assets of the Fund.

JOHCM US Small Mid Cap Equity Fund	Annual rate of 0.85% of the average daily net assets of the Fund.

JOHCM International Opportunities Fund	Annual rate of 0.75% of the average daily net assets of the Fund.

JOHCM Global Income Builder Fund	Annual rate of 0.67% of the average daily net assets of the Fund.

*	All fees are computed daily and paid monthly.

Advisers Investment Trust

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

J O Hambro Capital Management Limited

By:	/s/ M. Helen Vaughan
Name:	M. Helen Vaughan
Title:	COO

2nd signatory
J O Hambro Capital Management Limited

By:	/s/ Ken Lambden
Name:	Ken Lambden
Title:	CEO

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